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EXHIBIT 21.1   SUBSIDIARIES OF REGISTRANT

The Company, as of September 18, 1998, had the following operating subsidiaries:

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
     Name                                         State of Incorporation      Percentage Ownership
     ----                                         ----------------------      --------------------
     Advanced Telemarketing Corporation                   Nevada                    98.9%
     (d/b/a ATC Communications)

     IQI, Inc.                                            New York                 100.0%

     InterServ Services Corporation                       Delaware                 100.0%

     Lexi International, Inc.                             California               100.0%